UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

Hyperion Therapeutics, Inc.

(Name of Issuer)

Common Stock, $0.0001 par value

(Title of Class of Securities)

44915N 101

(CUSIP Number)

December 31, 2013

Date of Event Which Requires Filing of the Statement

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☒	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 44915N 101		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Management Partners VII, LLC

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,959,520

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,959,520

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,959,520

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 9.7%

12.	Type of Reporting Person OO

CUSIP No. 44915N 101		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Management Partners VII Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,959,520

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,959,520

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,959,520

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 9.7%

12.	Type of Reporting Person PN

CUSIP No. 44915N 101		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Capital Partners VII Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,204,726

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,204,726

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,204,726

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 6.0%

12.	Type of Reporting Person PN

CUSIP No. 44915N 101		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Capital Partners VII-B Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 291,923

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 291,923

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 291,923

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 1.5%

12.	Type of Reporting Person PN

CUSIP No. 44915N 101		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Capital Partners VII-C Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 425,133

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 425,133

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 425,133

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 2.1%

12.	Type of Reporting Person PN

CUSIP No. 44915N 101		13G

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of Above Person Highland Entrepreneurs’ Fund VII Limited Partnership

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 37,738

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 37,738

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 37,738

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person PN

CUSIP No. 44915N 101	13G

Item 1(a)	Name of Issuer Hyperion Therapeutics, Inc.
Item 1(b)	Address of Issuer’s Principal Executive Offices 601 Gateway Boulevard, Suite 200 South San Francisco, California 94080

Item 2(a)

Name of Person Filing
This statement is being filed by the following persons with respect to the shares (the “Shares”) of common stock (“Common Stock”) of the Issuer directly owned by Highland Capital Partners VII Limited Partnership (“HCP VII”), Highland Capital Partners VII-B Limited Partnership (“HCP VII-B”), Highland Capital Partners VII-C Limited Partnership (“HCP VII-C”) and Highland Entrepreneurs’ Fund VII Limited Partnership (“HEF VII” and, collectively, the “Funds”).

(a) Highland Management Partners VII Limited Partnership (“HMP VII”), the general partner of each of the Funds;

(b) Highland Management Partners VII, LLC (“Highland Management”), the general partner of HMP VII;

(c) HCP VII, which directly owns 1,204,726 Shares;

(d) HCP VII-B, which directly owns 291,923 Shares;

(e) HCP VII-C, which directly owns 425,133 Shares; and

(f) HEF VII, which directly owns 37,738 Shares.

HMP VII, Highland Management, HCP VII, HCP VII-B, HCP VII-C and HEF VII are sometimes individually referred to herein as a “Reporting Person” and collectively as the “Reporting Persons.”

Item 2(b)	Address of Principal Business Office The address of each of the reporting persons is: c/o Highland Capital Partners LLC One Broadway, 16th Floor Cambridge, Massachusetts 02142
Item 2(c)	Citizenship

HCP VII	Delaware
HCP VII-B	Delaware
HCP VII-C	Delaware
HEF VII	Delaware
HMP VII	Delaware
Highland Management	Delaware

Item 2(d)	Title of Class of Securities Common Stock, $0.0001 par value
Item 2(e)	CUSIP Number 44915N 101

Item 3	If this statement is filed pursuant to §§ 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable.

CUSIP No. 44915N 101	13G

Item 4	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1. For Highland Management:
	(a)	Amount beneficially owned: 1,959,520 shares of Common Stock
	(b)	Percent of class: 9.7%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or to direct the vote: 0
		(ii)	Shared power to vote or to direct the vote: 1,959,520
		(iii)	Sole power to dispose or to direct the disposition of: 0
		(iv)	Shared power to dispose or to direct the disposition of: 1,959,520
For HMP VII:
	(a)	Amount beneficially owned: 1,959,520 shares of Common Stock
	(b)	Percent of class: 9.7%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or to direct the vote: 0
		(ii)	Shared power to vote or to direct the vote: 1,959,520
		(iii)	Sole power to dispose or to direct the disposition of: 0
		(iv)	Shared power to dispose or to direct the disposition of: 1,959,520
For HCP VII:
	(a)	Amount beneficially owned: 1,204,726 shares of Common Stock
	(b)	Percent of class: 6.0%
	(c)	Number of shares as to which such person has:
		(i)	Sole power to vote or to direct the vote: 0
		(ii)	Shared power to vote or to direct the vote: 1,204,726
		(iii)	Sole power to dispose or to direct the disposition of: 0
		(iv)	Shared power to dispose or to direct the disposition of: 1,204,726

CUSIP No. 44915N 101	13G

For HCP VII-B:
(a)	Amount beneficially owned: 291,923 shares of Common Stock
(b)	Percent of class: 1.5%
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 291,923
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 291,923
For HCP VII-C:
(a)	Amount beneficially owned: 425,133 shares of Common Stock
(b)	Percent of class: 2.1%
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 425,133
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 425,133
For HEF VII:
(a)	Amount beneficially owned: 37,738 shares of Common Stock
(b)	Percent of class: 0.2%
(c)	Number of shares as to which such person has:
	(i)	Sole power to vote or to direct the vote: 0
	(ii)	Shared power to vote or to direct the vote: 37,738
	(iii)	Sole power to dispose or to direct the disposition of: 0
	(iv)	Shared power to dispose or to direct the disposition of: 37,738

CUSIP No. 44915N 101	13G

Item 5	Ownership of Five Percent or Less of a Class
Not applicable.

Item 6	Ownership of More than Five Percent on Behalf of Another Person
Not applicable.

Item 7	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company
Not applicable.

Item 8	Identification and Classification of Members of the Group
Not applicable.

Item 9	Notice of Dissolution of Group
Not applicable.

CUSIP No. 44915N 101	13G

Item 10	Certification

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 2014.

HIGHLAND CAPITAL PARTNERS VII LIMITED PARTNERSHIP

By:	Highland Management Partners VII Limited Partnership, its General Partner

By:	Highland Management Partners VII, LLC, its General Partner

	By:	/s/ Corey Mulloy
Authorized Manager

HIGHLAND CAPITAL PARTNERS VII-B LIMITED PARTNERSHIP

By:	Highland Management Partners VII Limited Partnership, its General Partner

By:	Highland Management Partners VII, LLC, its General Partner

	By:	/s/ Corey Mulloy
Authorized Manager

HIGHLAND CAPITAL PARTNERS VII-C LIMITED PARTNERSHIP

By:	Highland Management Partners VII Limited Partnership, its General Partner

By:	Highland Management Partners VII, LLC, its General Partner

	By:	/s/ Corey Mulloy
Authorized Manager

HIGHLAND ENTREPRENEURS’ FUND VII LIMITED PARTNERSHIP

By:	Highland Management Partners VII Limited Partnership, its General Partner

By:	Highland Management Partners VII, LLC, its General Partner

	By:	/s/ Corey Mulloy
Authorized Manager

HIGHLAND MANAGEMENT PARTNERS VII LIMITED PARTNERSHIP

By:	Highland Management Partners VII, LLC, its General Partner

	By:	/s/ Corey Mulloy
Authorized Manager

HIGHLAND MANAGEMENT PARTNERS VII, LLC

	By:	/s/ Corey Mulloy
Authorized Manager

CUSIP No. 44915N 101

EXHIBIT I

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of the shares of Common Stock of Hyperion Therapeutics, Inc.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original.

EXECUTED as of this 14th day of February, 2014.

HIGHLAND CAPITAL PARTNERS VII LIMITED PARTNERSHIP

By:	Highland Management Partners VII Limited Partnership, its General Partner

By:	Highland Management Partners VII, LLC, its General Partner

	By:	/s/ Corey Mulloy
Authorized Manager

HIGHLAND CAPITAL PARTNERS VII-B LIMITED PARTNERSHIP

By:	Highland Management Partners VII Limited Partnership, its General Partner

By:	Highland Management Partners VII, LLC, its General Partner

	By:	/s/ Corey Mulloy
Authorized Manager

HIGHLAND CAPITAL PARTNERS VII-B LIMITED PARTNERSHIP

By:	Highland Management Partners VII Limited Partnership, its General Partner

By:	Highland Management Partners VII, LLC, its General Partner

	By:	/s/ Corey Mulloy
Authorized Manager

HIGHLAND ENTREPRENEURS’ FUND VII LIMITED PARTNERSHIP

By:	Highland Management Partners VII Limited Partnership, its General Partner

By:	Highland Management Partners VII, LLC, its General Partner

	By:	/s/ Corey Mulloy
Authorized Manager

HIGHLAND MANAGEMENT PARTNERS VII LIMITED PARTNERSHIP

By:	Highland Management Partners VII, LLC, its General Partner

	By:	/s/ Corey Mulloy
Authorized Manager

HIGHLAND MANAGEMENT PARTNERSHIP VII, LLC

	By:	/s/ Corey Mulloy
Authorized Manager